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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-84656 and Form S-8 No. 333-17773) pertaining to the Gray Television, Inc. Capital Accumulation Plan, in the Registration Statements (Form S-8 No. 333-15711, Form S-8 No. 333-89855 and 333-69098) pertaining to the Gray
Television, Inc. 1992 Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 333-42377) and in the Company's Shelf Registration Statement (Form S-3 No. 333-88694) pertaining to the Gray Television, Inc. Non-Employee Directors Stock Option Plan of our reports dated January 29, 2001, with respect to the consolidated financial statements and schedule of Gray Television, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.



                                         Ernst & Young LLP


Atlanta, Georgia
March 27, 2003